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                                                               EXHIBIT 10(bb)(3)



                              EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 31st day of March, 1999, by and between HOUSTON INDUSTRIES INCORPORATED D/B/A RELIANT ENERGY, INCORPORATED, a Texas corporation having its principal place of business in Houston, Harris County, Texas (said corporation, together with all of its subsidiaries and affiliates thereof, hereinafter referred to as the "Company"), and WAYNE D. STINNETT, JR., an individual currently residing in Harris County, Texas ("Executive").

         1. Employment of Executive: In consideration of the mutual covenants and agreements herein contained, the Company and Executive wish to establish a three year Employment Agreement retaining Executive's services as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive's benefits, base salary and incentive compensation on a basis comparable to that of other members of senior management of the Company. A principal objective of this Agreement is to facilitate the full integration of Executive into the senior management structure of the Company.

         2. Term and Extent of Services: During the Term, as defined below, Executive shall be employed in an executive position with the Company and shall have all of the rights, powers and duties associated with those positions. During the Term, Executive agrees to devote his services full-time to the business of the Company and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by the appropriate management of the Company. The term hereof shall commence January 1, 1999 (the "Effective Date") and shall continue thereafter through, and expire at the close of business on, December 31, 2001 (the "Term").

         3. Compensation and Benefits:

            (a) Salary: During the Term, Executive's salary shall be not less than $195,000 per year, and shall be increased during the Term at the same time and on the same basis as other executives.

            (b) Annual Bonus: During the Term, Executive shall receive the following annual bonus: (i) an amount paid in cash under the Executive Incentive Compensation Plan (A) prior to 2000, based upon the short-term incentive target bonus of 35% of Executive's salary under Section 3(a) and (B) after 1999, based upon a short-term incentive target bonus adjusted on the same basis as for all similarly situated executives (but in no event less than 35%); and (ii) an amount paid under the Houston Industries Incorporated Long-Term Incentive Compensation Plan, in the form provided under such plan as determined by the Company, based upon the long-term incentive target bonus opportunity of 59% of Executive's salary under Section 3(a); provided, however, that if Executive's employment is terminated due to death or disability, or by the Company without Cause or by Executive for Good Reason, and pursuant to Section 5(a), (b) or (d) Executive continues to be eligible for an annual bonus under this Section 3(b)(ii), then, in lieu of each annual award that would otherwise have been payable pursuant to the Long-Term Incentive Compensation Plan, the Company shall make a cash payment in an amount equal to 59% of Executive's salary under
Section 3(a).




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            (c) Benefits: During the Term, in addition to participation in the annual bonus plans described in Section 3(b), Executive shall be eligible to participate in all of the Company's other general and executive compensation and benefit plans on a basis comparable to other similarly situated members of senior management.

            (d) Additional Incentive Compensation: The Company recognizes Executive's area of responsibility as a strategically critical one for its future growth. Therefore, as additional incentive for Executive to remain in the employ of the Company during the Term and to use his best efforts to enhance the value of the Company during the Term, if Executive is in the employ of the Company on any December 31 occurring during the Term, then Executive shall receive as additional compensation a single lump_sum cash payment, as soon as reasonably practicable following any such December 31, if performance of the Executive's business unit (with such business unit to be defined by mutual agreement between the parties) during the entire calendar year ending on any such December 31 ("Measurement Period") satisfies one of the following:

            (i) for Threshold Performance, a total payment of $100,000;

            (ii) for Target Performance, the $100,000 from (i) above and an additional $133,333, for a total payment of $233,333; or

            (iii) for Opportunity Performance, the $100,000 and $133,333 from
      (i) and (ii) above, respectively, and an additional $100,000, for a total payment of $333,333.

For purposes of this Section 3(d), the terms "Threshold Performance," "Target Performance" and "Opportunity Performance" shall have the same meanings as under the Company's Executive Incentive Compensation Plan and the determination of whether any of these performance levels are met shall be based on the performance of the applicable business unit during the annual Measurement Period in good faith by the Company under a method deemed appropriate by the Company. In the event that performance during a Measurement Period is determined to fall between Threshold Performance and Target Performance, or between Target Performance and Opportunity Performance, then the amount to be paid under this Section shall be calculated by using straight-line interpolation between the amounts set forth in Sections 3(d)(i) and 3(d)(ii), or in Sections 3(d)(ii) and 3(d)(iii), as appropriate. Any amounts paid to Executive under this Section 3(d) shall not be included as "Compensation" for purposes of the Company's Retirement and Savings Plans.

         4. Special Lump-Sum Payment: As an inducement for Executive to enter into this Agreement, the Company shall pay Executive a one-time special lump-sum cash payment of $600,000 at the end of the next full pay period following the execution of this Agreement by the Company and Executive. The payment to Executive under this Section 4 shall not be included as "Compensation" for purposes of the Company's Retirement and Savings Plans.

         5. Termination of Employment: Should Executive's employment terminate prior to the end of the Term, the following provisions of this Section 5 shall govern the rights of Executive under this Agreement:




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            (a) Termination Due to Death: In the event Executive's employment terminates during the Term as a result of Executive's death, the Company agrees
(i) to pay all compensation that would have been payable to Executive under Sections 3(a) and 3(b) above during the remainder of the Term (had Executive's employment continued during the remainder of the Term) to Executive's beneficiary or beneficiaries under the group life insurance plan then sponsored by the Company and (ii) to continue to provide, during the remainder of the Term, all welfare benefit coverages that were provided under Section 3(c) above to Executive's legal spouse and children on the date of his death.

            (b) Termination Due to Disability: In the event Executive's employment is terminated during the Term due to his disability within the meaning of any long-term disability plan maintained by the Company and covering Executive as of the date of Executive's disability, the Company agrees (i) to pay Executive all compensation that would have been payable to Executive under Sections 3(a) and 3(b) above during the remainder of the Term (had Executive's employment continued during the remainder of the Term) and (ii) to continue to provide, during the remainder of the Term, all welfare benefit coverages that were provided under Section 3(c) above to or in respect of Executive on the date of his disability, in addition to the benefits payable under the long-term disability plan; provided, however, that any salary due under clause (i) of this sentence shall be reduced by the amount of any long-term disability benefit actually paid to Executive during the Term. It is the intention of this Section 5(b) that the total of disability payments and base salary paid to Executive during the Term shall equal, but not exceed, Executive's base salary payable under Section 3(a) during the Term.

            (c) Termination by the Company for Cause: Any termination of Executive's employment by the Company for Cause shall be authorized by an appropriate officer of the Company and effected by written notice to Executive within 12 months of such officer having actual knowledge of the event or circumstances providing a basis for such termination. In the event the Company terminates Executive's employment during the Term for Cause, he shall be entitled to:

            (i) his salary under Section 3(a) through the date of the termination of his employment for Cause;

            (ii) any other full year amounts earned, accrued or owing as of the date of termination of employment but not yet paid as compensation by the Company under Sections 3(b) or 3(d) above; and

            (iii) other benefits for which he is eligible in accordance with applicable plans or programs of the Company.

            "CAUSE" means Executive's (i) Gross Negligence in the performance of his duties, (ii) intentional and continued failure to perform his duties, (iii) intentional engagement in conduct which is materially injurious to the Company or its affiliates (monetarily or otherwise) or (iv) conviction of a felony or a misdemeanor involving moral turpitude. For this purpose, an act or failure to act on the part of Executive will be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his/her action or omission was in




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the best interest of the Company, and no act or failure to act on the part of
Executive will be deemed "intentional" if it was due primarily to an error in judgment or ordinary negligence.

            "GROSS NEGLIGENCE" as used herein carries the meaning used in Texas law as of the Effective Date, which requires a specific intent by Executive to cause substantial damage to the Company or an act or omission which, when viewed objectively from the standpoint of Executive at the time in question, involves an extreme degree of risk, considering the probability and magnitude of the potential harm to the Company; and of which Executive has actual, subjective awareness of the risk involved, but nevertheless proceeds with conscious indifference to the rights or welfare of the Company.

            (d) Termination Without Cause or Voluntarily with Good Reason: In the event that, during the Term, the Company terminates Executive's employment without Cause (other than due to disability or death) or Executive voluntarily terminates employment for Good Reason, the Company agrees to pay Executive all amounts that would have been payable under Sections 3(a), 3(b) and 3(d) and to continue to provide all benefit coverages provided under Section 3(c) to the end of the Term. The failure of Executive to terminate employment upon the occurrence of Good Reason as to any one event constituting Good Reason shall not affect his entitlement to terminate his employment as to any other such event.

            "GOOD REASON" means:

            (i) any failure by the Company to comply with any of the provisions of Sections 3(a) or 3(b) above, other than any failure not occurring in bad faith that is remedied by the Company promptly after receipt of notice thereof from Executive;

            (ii) relocation, without Executive's consent, of Executive's principal office to any office or location more than 50 miles from the principal office of Executive on the Effective Date;

            (iii) any failure by the Company to comply with and satisfy Section 11, provided that the successor described in Section 11 has received at least ten days prior written notice from the Company or Executive of the requirements of Section 11; or

            (iv) the assignment of Executive to a job or duty with the Company that is not considered to be an executive level position.

            (e) Voluntary Termination: Upon 30 days prior written notice to the Company, Executive may voluntarily terminate his employment with the Company. A voluntary termination pursuant to this Section 5(e) shall not include termination under Sections 5(a), 5(b) or 5(d) above, and shall not be deemed a breach of this Agreement by Executive. In the event Executive voluntarily terminates his employment, he shall be entitled to:

            (i) his base salary through the date of the termination of his employment;




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            (ii) any other amounts earned, accrued or owing as of the date of termination of employment but not yet paid as compensation by the Company under Sections 3(b), 3(c) and 3(d) above; and

            (iii) other benefits for which he is eligible in accordance with applicable plans or programs of the Company.

            (f) Certain Benefit Calculations: Upon termination of employment pursuant to Sections 5(b) or 5(d) above, for purposes of any eligibility and benefit determinations under all benefit plans maintained by the Company and applicable to Executive or his beneficiaries upon such termination, and for purposes of eligibility for retiree medical coverage, (i) Executive will be credited with service for the period remaining in the Term (the "Remaining Term") and (ii) Executive's age on the last day of the Term shall be deemed to have been his age at the date of actual termination of employment.

            (g) No Mitigation; No Offset: In the event of any termination of employment under this Section 5, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

            (h) Nature of Payments: Any amounts due under this Section 5 are in the nature of severance payments, liquidated damages, or both, and shall compensate Executive, and the dependents, beneficiaries and estate of Executive for any and all direct damages and consequential damages that they may suffer as a result of the termination of Executive's employment, and are not in the nature of a penalty.

            (i) Miscellaneous: For purposes of determining the amount of any payment under Sections 5(a), (b) and (d) based upon the achievement of a certain performance level under Section 3(b) and (d), such amount shall be determined as if the actual level of performance reached was "Target." In addition, the Company, in its sole discretion, may determine to commute to a lump sum the periodic cash payments otherwise payable pursuant to Sections 5(a), (b) and (d) and pay the same in a lump sum based upon a present value calculation utilizing an 8% interest assumption.

         6. Confidentiality, Return of Property, and Covenant Not to Compete:

            (a) Confidentiality. Executive agrees that in return for consideration provided in Section 6(c) he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder. For purposes of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation,





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Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

            (b) Return of Property. Executive agrees that at the time of leaving the Company's employ, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information, as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by Executive.

            (c) Covenant Not to Compete. Executive acknowledges that the Company's business is by its nature a worldwide business (the "Business Area"), and that the Company's business, research and products do not require that it maintain a physical location close to its customers. Executive further acknowledges that the skills, processes and information developed at the Company could be utilized directly and to the Company's detriment (or the detriment of any of the Company's affiliates or ventures) with any other business in the Business Area involved in the utilities business (a "Competitive Product"). Executive also acknowledges that the nature of his position at the Company will bring him into close contact with much of the Company's Confidential Information. Accordingly, for separate and additional consideration of $200,000 payable to Executive by the Company in a lump-sum cash payment at the end of the next full pay period following the execution and delivery to the Company by Executive of this Agreement, Executive agrees to be bound by the following restrictive covenants:

            (i) During the Term, and for a period of 12 months after the termination of the Term for any reason other than the death or disability of Executive, Executive shall not, acting alone or in conjunction with others, directly or indirectly, invest or engage, directly or indirectly, in any business in the Business Area involved in researching, developing, or marketing a Competitive Product or accept employment with or render services to such a business as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by Executive of up to 5% of the voting stock of any corporation subject to the periodic reporting requirements of the Securities and Securities Exchange Act of 1934 shall not violate this Section 6.

            (ii) Executive further agrees that during the Term, and for a period of 24 months after the termination of the Term for any reason other than the death or disability of Executive, he shall not at any time, directly or indirectly, (1) induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (2) contact, communicate with, solicit or attempt to




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      solicit the business of any customer or acquisition prospect of the
      Company or any of its affiliates or ventures with whom Executive had any actual contact while employed at the Company.

            (iii) Executive acknowledges that these restrictive covenants under
      Section 6, for which he received consideration from the Company as provided in this Section 6, are ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company, such as the Company's need to protect its confidential and proprietary information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, the covenants may be enforced by temporary restraining order, preliminary or temporary injunction, and permanent injunction. In that connection, Executive acknowledges that in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

         7. Notices: For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Company:      Houston Industries Incorporated
                                     d/b/a Reliant Energy, Incorporated
                                    P.O. Box 4567
                                    Houston, Texas 77210
                                    ATTENTION:  Chairman of the Board

            If to Executive:        Wayne D. Stinnett, Jr.
                                    5000 Montrose Blvd., #16-G
                                    Houston, Texas 77006

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8. Applicable Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

         9. Severability: If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall




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not affect the validity or enforceability of any other provision of this
Agreement and all other provisions shall remain in full force and effect.

         10. Withholding of Taxes: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         11. No Assignment; Successors: Executive's right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 11 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

            This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

         12. Payment Obligations Absolute: Subject to the terms of this Agreement, the Company's obligation to pay (or cause one of its affiliates to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Company (including its affiliates) may have against him or anyone else. All amounts payable by the Company (including its affiliates hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

         13. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or severance agreement between the Company or any predecessor of the Company and the Executive, except that this Agreement shall not effect or operate to reduce any benefit or compensation enuring to the Executive of a kind elsewhere provided and not expressly provided or modified in this Agreement. Specifically, but not by way of limitation, this Agreement supersedes and replaces that certain Severance Agreement between the parties, dated July 16, 1996.





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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 31st day of March, 1999, but effective as of the Effective Date.

                               HOUSTON INDUSTRIES INCORPORATED
                                D/B/A RELIANT ENERGY, INCORPORATED


                               By /s/ LEE W. HOGAN
                                 ---------------------------------
                                 Lee W. Hogan,
                                 Executive Vice President


                               EXECUTIVE

                                /s/ WAYNE D. STINNETT, JR.
                               -----------------------------------
                               Wayne D. Stinnett, Jr.


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